Exhibit 99.1

                 PPT VISION ANNOUNCES $290,000 PRIVATE PLACEMENT

    MINNEAPOLIS, Sept. 8 /PRNewswire-FirstCall/ -- PPT VISION, Inc. (OTC Bulletin Board: PPTV) today announced The Company closed on a $290,000 private placement of common stock on September 7, 2006 in an effort to further strengthen its balance sheet and provide for future working capital requirements. The private placement was funded by the Company's current largest shareholder, Mr. Peter R. Peterson. In the private placement, the Company issued 725,000 shares of common stock at a price of $0.40 per share. As a result of the issuance, Mr. Peterson's ownership, including shares held by ESI Investment Co. and the P.R. Peterson Keogh Plan, increased from 2,019,456 shares to 2,744,456 shares. PPT Vision, Inc. has 4,532,845 shares outstanding after issuance of the shares.

    About PPT VISION

    PPT VISION, Inc. ("the Company") designs, manufactures, and markets camera-based intelligent systems for automated inspection in manufacturing applications. The Company's products, commercially known as machine vision systems, enable manufacturers to realize significant economic paybacks by increasing the quality of manufactured parts and improving the productivity of manufacturing processes. The Company's machine vision product line is sold on a global basis to end-users, system integrators, distributors and original equipment manufacturers (OEM's) primarily in the electronic and semiconductor component, automotive, medical device, and packaged goods industries. The Company's Common Stock trades on OTC Bulletin Board under the symbol PPTV.OB. For more information, please see the PPT VISION, Inc. web site at http://www.pptvision.com .

    Forward-Looking Statements

    The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's expectations, beliefs, intentions and strategies regarding the future. Forward-looking statements include, without limitation, statements regarding the extent and timing of future revenues and expenses and customer demand. All forward-looking statements included in this document are based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

    The Company's actual results are subject to risks and uncertainties and could differ materially from those discussed in the forward-looking statements. These statements are based upon the Company's expectations regarding a number of factors, including the Company's ability to obtain additional working capital if necessary to support its operations, the success of the Company's new IMPACT machine vision micro-system, changes in worldwide general economic conditions, cyclicality of capital spending by customers, the Company's ability to keep pace with technological developments and evolving industry standards, worldwide competition, and the Company's ability to protect its existing intellectual property from challenges from third parties. A detailed description of the factors that could cause future results to materially differ from the Company's recent results or those projected in the forward-looking statements are contained in the section entitled "Description of Business" under the caption "Important Factors Regarding Forward-Looking Statements" contained in its filing with the Securities and Exchange Commission on Form 10-KSB for the year ended October 31, 2005 and other reports filed with the Securities and Exchange Commission.

SOURCE  PPT VISION, Inc.
    -0-                             09/08/2006
    /CONTACT: Joseph C. Christenson, President and Chief Financial Officer of PPT VISION, Inc., +1-952-996-9500, ir@pptvision.com /
    /Web site:  http://www.pptvision.com /
    (PPTV)